EXHIBIT 99.2

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NEWS RELEASE

Heidi Hookstadt

847-653-7555

TAYLOR CAPITAL GROUP, INC. SHAREHOLDERS ELECT DIRECTORS;

BOARD DECLARES DIVIDENDS

CHICAGO -- June 17, 2004 -- At its annual shareholder meeting, Taylor Capital Group, Inc. (NASDAQ: TAYC) shareholders elected Edward T. McGowan, Shepherd G. Pryor, IV and Mark L. Yeager to the company's board of directors as Class II directors for three-year terms scheduled to expire in 2007. Holders of Series A Preferred stock also elected Adelyn Leander a director for a one-year term to expire in 2005.

At a regularly scheduled meeting of the board of directors following the shareholder meeting the Taylor Capital Group board declared a cash dividend of $0.5625 per share of its Series A Preferred Stock, payable on July 1, 2004 for stockholders of record as of June 17, 2004, and cash dividend of $0.06 per share of its common stock, payable on July 8, 2004 for stockholders of record as of June 28, 2004. Also, a cash dividend of $0.609375 per share of trust preferred securities issued by TAYC Capital Trust I is payable on June 30, 2004 to stockholders of record as of June 29, 2004.

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. is a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago. The company derives virtually all of its revenue from its subsidiary Cole Taylor Bank, a dedicated business bank with $2.7 billion in assets and eleven banking center locations throughout the greater Chicago metropolitan area. It provides a full complement of financial service to businesses and the people who own and manage them.

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